Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Adit EdTech Acquisition Corp. (the “Company”) on Form S-1 pursuant to Rule 462 (b) under the Securities Act of 1933, as amended, of our report dated November 3, 2020, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of Adit EdTech Acquisition Corp. as of October 23, 2020, and for the period from October 15, 2020 (inception) through October 23, 2020, which report appears in the Prospectus on Amendment No. 1 to Form S-1, which is part of the Registration Statement of Adit EdTech Acquisition Corp. (File No. 333-251641).

/s/ Marcum LLP

Marcum LLP

New York, NY

January 11, 2021